Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media Contact: James E. Mahoney
617-434-9552
Investor Contact: John A. Kahwaty
617-434-3650

FLEETBOSTON REPORTS FIRST QUARTER NET INCOME FROM CONTINUING
OPERATIONS OF $577 MILLION OR $.55 PER SHARE
NONPERFORMING ASSETS REDUCED 14%

     BOSTON, MA, April 14, 2003 – FleetBoston Financial (NYSE: FBF) today reported first quarter net income from continuing operations of $577 million, or $.55 per share, compared with net income from continuing operations of $736 million, or $.70 per share, in the first quarter of last year. The decline from last year, which was expected, is mainly due to lower earnings from those areas that are the focal points of the Corporation’s risk reduction efforts as well as the impact of the sluggish economy on the market sensitive businesses. Including results from discontinued operations, net income in the first quarter was $567 million, or $.54 per share, compared with net income of $735 million, or $.70 per share, in the first quarter of last year.

     Chad Gifford, Chairman and Chief Executive Officer said, “We are pleased with our first quarter performance in light of the very uncertain environment in which the industry is operating. We continue to make solid progress on the strategy we announced a year ago to transform our company to one that is intensely focused on our competitively-advantaged businesses. Ongoing success in cross-selling products to both our consumer and commercial customers has helped us counter some of the revenue pressures being felt throughout the industry from the prolonged weakness in commercial loan demand and in the equity markets. On the consumer side, core deposit and home equity loan levels continued to achieve attractive growth and our improved customer measures and satisfaction provide evidence that our strategy is working.”

     Gifford continued, “Noticeable progress has also been made over the past year in lowering our risk profile and those efforts will continue. We were also very pleased with the 14% reduction in nonperforming assets this quarter, the third consecutive quarter of decline. We made further progress in downsizing targeted domestic commercial exposure and have now removed over $25 billion of exposure during the past few years. We also continue to monitor the situation in Latin America closely and are pleased that operating results from that region improved over the fourth quarter.”

     Eugene M. McQuade, President and Chief Operating Officer, remarked, “FleetBoston is a company of many strengths. Our personal and commercial banking franchises are building real momentum as they pursue their growth strategies to deepen customer relationships. We are also encouraged by the stabilizing environment in Brazil where our unit had its strongest performance in the past year. We have a management team that is all on the same page with respect to what we must do to take advantage of our strengths and move this company forward. I have been very impressed with the dedication and energy level of our employees as we focus on completing our strategic transformation. We have begun the year in an encouraging fashion. While the external environment is difficult to predict, we remain focused on achieving consistent long-term performance.”

First Quarter Highlights

     Compared with the fourth quarter, net interest income grew approximately $60 million reflecting a higher level of earning assets, including growth in the home equity and residential mortgage portfolios. Net interest margin was down one basis point from the fourth quarter to 3.89%. In addition, the quarter included a reduction of approximately $90 million in noninterest expense, while total credit-related charges declined sharply to $310 million from $800 million in the fourth quarter. Noninterest income (including credit-related charges) declined approximately $175 million driven mainly by lower gains from sales of assets, primarily securities and credit card loans.

     Nonperforming assets declined nearly $500 million, or 14%, from December 31, 2002 and totaled $2.97 billion at March 31, 2003. Loan loss reserves stood at $3.4 billion, or 2.75% of total loans. Total assets at March 31, 2003 were $200 billion, compared with $192 billion at March 31, 2002. The increase from a year ago is primarily due to higher levels of consumer loans and securities, partially offset by declines in domestic commercial loan and Latin American exposures reflecting the execution of previously announced risk reduction strategies. Stockholders’ equity amounted to $17 billion at March 31, 2003, with a common equity to assets ratio of 8.4%.

     A detailed financial package containing supplemental information on the first quarter financial results can be found by accessing the Corporation’s web site www.fleet.com. Robert C. Lamb, Jr., Executive Vice President and Chief Financial Officer, will host a conference call at 8:30 a.m. (ET) to discuss the earnings results. Interested parties may access the conference call by calling 888-790-1892 (domestic) or 712-271-3218 (international) with a passcode of “Fleet”. Media and individuals will be in a listen only mode. Participants are asked to call in a few minutes prior to the call in order to register for the event.

     Internet access to the call is also available (listen only) by going to the Investor Relations section of http://www.fleet.com. A replay of the call will be available through April 16, 2003 – 4:00 p.m. (ET) by calling 800-945-9311 (domestic) or 402-220-3460 (international) with no passcode or by going to the fleet.com website.

This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally; (2) continued economic, political and social uncertainties in Latin America; (3) developments concerning credit quality, including the resultant effect on the level of the Corporation’s provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses; (4) continued weakness in domestic commercial loan demand, and the impact of that weakness on the Corporation’s lending activities; (5) changes in customer borrowing, repayment, investment and deposit practices; (6) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; (7) changes in the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities; (8) continued weakness in the global capital markets and the impact of that weakness on the Corporation’s capital markets-related businesses, including principal investing, and its wealth management and brokerage business line, as well as the availability and terms of funding necessary to meet the Corporation’s liquidity needs; (9) changes in competitive product and pricing pressures among financial institutions within the Corporation’s markets; (10) legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry; (11) changes in accounting rules, policies, practices and procedures; (12) legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries; (13) the effectiveness of instruments and strategies used to hedge or otherwise manage the Corporation’s exposure to various types of market and credit risk; and (14) the effects of terrorist activities or other hostilities, including geopolitical stresses in the Middle East and other areas. For further information, please refer to the Corporation’s reports filed with the SEC.

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FleetBoston Financial
Financial Highlights

	Three Months Ended

	March 31,	March 31,
	2003	2002

For the Period ($ in millions)
Net Income	$567	$735
Continuing Operations	577	736
Discontinued Operations	(10)	(1)
Revenue	2,760	3,135
Total Expense	1,573	1,557
Provision for Credit Losses	280	408
Per Common Share
Earnings per share — Net Income	$.54	$.70
Continuing Operations	.55	.70
Discontinued Operations	(.01)	—
Cash dividends declared	.35	.35
Book value (period-end)	16.04	16.55
At Period-End ($ in billions)
Assets	$199.8	$192.2
Loans	124.0	122.5
Deposits	129.6	120.0
Total stockholders’ equity	17.1	17.6
Ratios
Return on average assets — Continuing Operations	1.20%	1.56%
Return on common equity — Continuing Operations	13.91	16.96
Net interest margin	3.89	4.17
Total equity/assets (period-end)	8.6	9.2
Tangible common equity/assets	6.3	6.6
Tier 1 risk-based capital ratio	8.4	8.1
Total risk-based capital ratio	11.7	11.7
Asset Quality ($ in millions)
Nonperforming assets	$2,973	$2,070
Non-Argentine	1,512	1,868
Argentina	1,461	202
Reserve for credit losses	3,406	3,609
Nonperforming assets as a % of related assets	2.39%	1.69%
Non-Argentine	1.24	1.59
Argentina	55.96	4.11
Reserve for credit losses to period-end loans	2.75	2.95
Reserve for credit losses to nonperforming loans	134	177
Net charge-offs/average loans	2.07	1.26

FleetBoston Financial
Consolidated Income Statements
($ in millions)

	Three Months Ended

	March 31,	March 31,
	2003	2002

Net interest income (FTE)	$1,622	$1,732
Noninterest income:
Investment services revenue	354	405
Banking fees and commissions	378	383
Capital markets revenue	111	266
Credit card revenue	156	172
Other	139	177

Noninterest income	1,138	1,403

Revenue	2,760	3,135

Noninterest expense:
Employee compensation and benefits	826	806
Occupancy	129	131
Equipment	119	122
Intangible asset amortization	20	22
Merger and Restructuring costs	—	5
Other	479	471

Noninterest expense	1,573	1,557

Income from continuing operations before provision and income taxes	1,187	1,578
Provision for credit losses	280	408
Income taxes and tax-equivalent adjustment from continuing operations	330	434

Net income from continuing operations	$577	$736

Loss from discontinued operations (net of tax)	(10)	(1)

Net income	$567	$735

Diluted earnings per share — continuing operations	$.55	$.70
Diluted earnings per share — net income	.54	.70

FleetBoston Financial
Consolidated Balance Sheets
($ in millions)

	March 31,	March 31,
	2003	2002

ASSETS:
Cash and equivalents	$12,434	$11,405
Securities	36,109	29,863
Trading assets	4,527	4,019
Loans and leases	124,015	122,517
Reserve for credit losses	(3,406)	(3,609)
Due from brokers/dealers	6,143	3,711
Other assets	19,970	24,258

Total assets	$199,792	$192,164

LIABILITIES:
Deposits	129,575	120,017
Short-term borrowings	15,948	13,701
Due to brokers/dealers	6,048	3,747
Long-term debt	19,551	24,348
Other liabilities	11,538	12,765

Total liabilities	182,660	174,578

STOCKHOLDERS’ EQUITY:
Preferred stock	271	271
Common stock	16,861	17,315

Total stockholders’ equity	17,132	17,586

Total liabilities and stockholders’ equity	$199,792	$192,164